Exhibit 10.16

September 7, 2011

Tom Dubensky

[PRIVATE ADDRESS]

Dear Tom,

Aduro BioTech, Inc. is pleased to extend a full time offer of employment to you as Chief Scientific Officer, reporting to Stephen T. Isaacs. Your compensation will be a monthly salary of $25,000.00. This is an exempt position. Your anticipated start date will be Monday, September 19, 2011. Should you accept this position, you will be expected to sign the standard Aduro Employee Agreement and the Proprietary Inventions and Disclosure Agreement.

In addition to your salary you will be granted stock options equal to 1.8% of the outstanding shares on a fully diluted basis but subject to the Aduro BioTech Inc. Option Plan (65% time-based and 35% milestone-based).

A 2011 Bonus will be put in place (to be determined) for not less than 25% of your full time salary, normalized to your start date and subject to the Aduro Bonus Plan (milestone-based).

Moving Expenses will be reimbursed with the appropriate documentation and not to exceed $19,000.00.

You will be eligible to participate in the benefits available to full-time Aduro employees, including bonuses, participation in the Company’s 401(K), Aduro medical/dental programs, life insurance, short-term disability, long-term disability and vacation accrual, all in accordance with Company policy.

Please understand that nothing contained in this offer letter nor any other communication by a management representative is intended to create a contract of continued employment or the providing of benefits. Rather, it should be understood that Aduro BioTech, Inc. and the employee each have a right to terminate employment for any reason at any time, and this status cannot be modified in any manner. In addition, please understand that changes in compensation, benefits or other working conditions may occur during your employment and that such changes will not affect your at-will employment status.

ADURO BIOTECH 626 Bancroft Way, 3C, Berkeley, CA 94710-2224

PHONE 510 848 4400 FAX 510 848 5614 WEB www.adurobiotech.com

In compliance with federal laws contained in the Immigration Reform and Control Act of 1986, all offers of employment are contingent upon an applicant’s ability to satisfy federal requirements regarding proof of identity and the lawful right to be employed in the United States. Please be sure to bring with you the following identification (e.g. driver’s license and Social Security card or passport) on your first day of employment.

We look forward to a mutually beneficial relationship and believe that working with our Company we will both personally and professionally rewarding for you. We look forward to welcoming you to Aduro.

Please do not hesitate to contact me if you have questions about this offer or about Aduro BioTech, Inc.

Best Regards,

/s/ Stephen T. Isaacs

Stephen T. Isaacs
Chairman & CEO

I hereby accept the terms of employment as stated above.

/s/ Tom Dubensky	09 - 10 - 2011
Signature	Date